Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Third-Quarter 2013 Earnings

Goshen, Ind.—Oct. 24, 2013—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses, and specialty vehicles, today announced earnings for its third quarter ended Sept. 28, 2013. All earnings per share and share figures have been adjusted for the 5% stock dividend paid in the second quarter of 2013.

2013 Third-Quarter Results

Supreme reported strong order intake in the third quarter led by significant fleet business and improved retail demand for the Company’s truck bodies. Backlog at the end of the quarter increased 36% to $85.6 million, compared with $63.0 million at the end of last year’s third quarter.

Consolidated net sales for the third quarter declined 6.1%, to $67.3 million, compared with $71.7 million last year. The revenue decrease was attributable to lower sales volume in the bus and specialty vehicle divisions along with OEM chassis delays in the truck division.

Gross margin declined to 15.9%, or $10.7 million, compared with 16.1%, or $11.6 million, in the third quarter of 2012, primarily due to lower sales during the quarter on fixed overhead expenses.  Additionally, the truck division experienced incremental training costs associated with the startup of the fleet business.

Income tax expense of $0.6 million was recorded in the quarter due to the Company’s return to normalized tax rates. In last year’s comparable period, the Company recorded income tax expense of $0.1 million which included the reversal of a deferred tax valuation allowance due to improved profitability.

Net income for the third quarter was $1.5 million, or $0.09 per diluted share, compared with net income of $3.6 million, or $0.22 per diluted share, last year.  On a proforma basis, adjusting for the 2012 legal costs associated with the King County lawsuit and normalizing the 2012 income tax expense, last year’s earnings per share would have been $0.17 per diluted share.  A supplemental reconciliation of net income and net income per share is included with this press release.

“While we are certainly not satisfied with our overall sales decline in the third quarter, we are very encouraged with strong orders in our truck division during the period.  Based on our backlog, we anticipate the fourth quarter will reflect substantially improved shipments over the prior year’s comparable quarter barring any unforeseen supply chain chassis issues. We have made good progress on improving on-time deliveries and there are additional opportunities remaining to compress the order-to-cash conversion cycle,” said President and Chief Executive Officer Mark Weber.

2013 Nine-Month Results

Consolidated net sales for the nine-month period decreased 8.2%, to $209.7 million, from $228.4 million last year, due to lower fleet and bus sales. For the nine months, gross margin, as a percentage of sales, increased to 17.0%, compared with 15.7% in 2012. This improvement reflects margin-expansion initiatives including process improvements, enhanced manufacturing efficiencies and strategic purchasing that commenced in 2012.  Gross profit declined to $35.7 million, from last year’s $35.9 million.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Income tax expense increased by $2.3 million versus last year resulting from the normalized tax rates in 2013 and last year’s reversal of the valuation allowance.

Net income for the first nine months was $4.8 million, or $0.29 per diluted share, compared with $11.4 million, or $0.71 per diluted share, last year.  On a proforma basis, adjusting for the King County legal settlement and related costs and normalizing the 2012 income tax expense, the earnings for the first nine months of this year would have been $0.44 per diluted share compared with $0.50 per diluted share last year.

Working capital increased to $42.9 million at Sept. 28, 2013, compared with $38.6 million at Dec. 29, 2012. Working capital requirements to support the higher backlog, combined with the payment of the legal settlement, resulted in total debt increasing $1.7 million to $15.8 million at quarter end, versus $14.1 million at Dec. 29, 2012, and $12.3 million one year ago. Stockholders’ equity increased to $72.3 million at Sept. 28, 2013, compared with $67.2 million at Dec. 29, 2012. Book value, on a per-share basis, was $4.48 at quarter end versus $4.20 at the end of 2012. Net cash provided by operating activities during the first nine months of 2013 was $2.3 million compared with $7.9 million in 2012.

Weber added, “We are very encouraged by our backlog and recent demand trends in the truck division.  We are implementing initiatives targeted to improve the contributions of those divisions that are performing below expectations, which we expect will have a positive impact on future consolidated results.”

Conference Call Information

A conference call will be held tomorrow, October 25, 2013, at 9 a.m. ET to review the third-quarter and nine months results. To participate in the live call, dial 877-300-8521 (International: 412-317-6026) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10035030. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and specialty vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net Sales	$67,310,853	$71,671,126	$209,738,971	$228,411,988
Cost of sales	56,629,738	60,097,281	174,045,648	192,508,241
Gross profit	10,681,115	11,573,845	35,693,323	35,903,747

Selling, general and administrative expenses	8,354,912	7,570,491	25,507,577	24,231,123
Legal settlement and related costs	—	328,415	3,600,161	455,415
Other income	(94,227)	(174,445)	(827,008)	(766,585)
Operating income	2,420,430	3,849,384	7,412,593	11,983,794

Interest expense	315,963	149,710	537,354	729,520
Income before income taxes	2,104,467	3,699,674	6,875,239	11,254,274

Income tax expense (benefit)*	573,030	129,183	2,114,865	(195,134)
Net income	$1,531,437	$3,570,491	$4,760,374	$11,449,408

Income per share:
Basic	$0.09	$0.22	$0.30	$0.72
Diluted	0.09	0.22	0.29	0.71

Shares used in the computation of income per share:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,160,518	15,966,506	16,087,864	15,945,830
Diluted	16,546,113	16,243,852	16,425,542	16,209,108

* The Company reported a tax benefit for the first nine months of 2012, resulting from the utilization of previously unrecognized net operating loss carryforwards.

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 28,	December 29,
	2013	2012

Assets
Current assets	$69,613,773	$61,007,286
Property, plant and equipment, net	44,733,676	42,937,988
Other assets	1,295,885	1,142,809
Total assets	$115,643,334	$105,088,083

Liabilities
Current liabilities	$26,762,954	$22,363,408
Long-term liabilities	16,569,948	15,561,793
Total liabilities	43,332,902	37,925,201
Total stockholders’ equity	72,310,432	67,162,882
Total liabilities and stockholders’ equity	$115,643,334	$105,088,083

Supreme Industries, Inc. and Subsidiaries

Reconciliation of Net Income and Net Income Per Share

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Net income	$1,531,437	$3,570,491	$4,760,374	$11,449,408
Legal settlement and related costs, net of tax	—	227,392 *	2,492,730	315,327 *
Adjusted income tax expense**	—	(1,008,858)	—	(3,657,018)
Adjusted net income	$1,531,437	$2,789,025	$7,253,104	$8,107,717

Per-share Data

Net Income:
Basic	$0.09	$0.22	$0.30	$0.72
Diluted	0.09	0.22	0.29	0.71
Legal settlement and related costs, net of tax:
Basic	—	0.01	0.15	0.02
Diluted	—	0.01	0.15	0.02
Adjusted income tax expense:**
Basic	—	(0.06)	—	(0.23)
Diluted	—	(0.06)	—	(0.23)
Adjusted net income:
Basic	$0.09	$0.17	$0.45	$0.51
Diluted	0.09	0.17	0.44	0.50

* Represents proforma tax effected legal costs.

** 2012 proforma income tax expense adjusted to 2013’s normalized statutory rates.

Shares used in the computation of income per share:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,160,518	15,966,506	16,087,864	15,945,830
Diluted	16,546,113	16,243,852	16,425,542	16,209,108